EXHIBIT 21


                       UNIVIEW TECHNOLOGIES CORPORATION
                         SUBSIDIARIES OF THE COMPANY


 Name                                          State of Incorporation
 -----------------------------                 ----------------------
 uniView Xpressway Corporation                         Texas

 Video Management, Inc.                                Texas
      --Network America, Inc.                          Oklahoma

 uniView Technologies Advanced
      Systems Group, Inc.                              Texas

 uniView Technologies Products
      Group, Inc.                                      Texas

 uniView Network America Corp.                         Texas

 uniView Softgen Corporation                           Texas

 Curtis Mathes Corporation                             Delaware